EXHIBIT 99.1

Contacts:	Investors:
Michael Dale, President/CEO 763-553-7736 Michael Kramer, CFO	Jennifer Beugelmans, 646-201-5447 Doug Sherk, 415-896-6820 Media:
763-557-2222	Jennifer Saunders, 646-201-5431

ATS Medical Announces Second Quarter Results
Second Quarter Revenue Grows 14.4% Year-Over-Year
Revenue and Gross Margin Increase For 11th Consecutive Quarter Year-Over-Year
Acquisition of Surgical Cryoablation Business Completed

MINNEAPOLIS, August 7, 2007 — ATS Medical, Inc. (NASDAQ: ATSI), manufacturer and marketer of state-of-the-art cardiac surgery products and services, today reported financial results for the second quarter of 2007. Revenue for the quarter was $12.4 million, up 14.4% from $10.9 million reported in the second quarter of 2006.

Revenue from the Company’s heart valve therapy product lines, consisting of mechanical heart valves, tissue heart valves and repair products, increased 11.9% on a year-over-year basis to $10.8 million. Revenue generated from the Company’s surgical arrhythmia therapy products increased 16.0% to $1.3 million on a year-over-year basis. Revenues from products and services other than the Company’s mechanical heart valves represented 19.3% of total revenue during the second quarter of 2007 compared with 16.4% in the second quarter of 2006.

Gross profit for the second quarter of 2007 increased to 55.3% from 50.2% for the second quarter of 2006.

“Our second quarter performance marks the 11th consecutive quarter of year-over-year revenue growth and gross margin expansion,” said Michael Dale, Chairman and Chief Executive Officer. “Our continued success during the second quarter demonstrates the results of our commitment to building an organization with broader diversification and much greater potential. The second quarter highlights solid results generated by our international mechanical heart valve franchise, and very importantly the increasing contribution in all markets from new, higher margin products in both heart valve therapies and surgical cryoablation of arrhythmias. These two distinct but operationally synergistic platforms are built on technologies that cardiac surgeons use to treat structural heart disease everyday and together constitute the driver of our growth for the future. With robust product pipe-lines underlying each platform, we now have diversification of both risk and opportunity and clinical solutions that support our vision of becoming the leading innovator and provider of proprietary technologies and services to the cardiac surgery community. We are excited about these opportunities and look forward to meeting our objective of profitability at the end of 2008.”

New Product Highlights

“During the second quarter we began a limited commercial launch of our first tissue valve offering, the ATS 3f Aortic Bioprosthesis,” continued Mr. Dale. “We have been encouraged by the initial response of clinicians and look forward to using our early experiences to support full market launch towards the end of 2007 and into early 2008. On the clinical front, during the quarter we commenced clinical implants of our second generation 3f Aortic Bioprosthesis, the Enable sutureless tissue valve and have begun expanding the number of clinical sites in Europe with product and procedural improvements that we believe will broaden the potential for this disruptive technology. Results thus far confirm earlier pilot study observations of unrivaled near normal hemodynamic performance.” Mr. Dale commented.

“While the US mechanical heart valve market remains under pressure as a result of trends toward greater use of tissue heart valves, we believe the ATS Open Pivot mechanical heart valve continues to gain market share globally. Importantly, we continue to anticipate regulatory approval of a several mechanical heart valve product line extensions in the US sometime during the second half of 2007 which will provide an opportunity to renew growth in our US business segment.” Mr. Dale commented.

Surgical Cryoablation Acquisition

On June 28th the Company closed its acquisition of the surgical cryoablation business of CryoCath Technologies. The Company’s results of operations for the quarter included a non-recurring IPR&D charge of $3.5 million related to the estimated value of the acquired technology related to the SurgiFrost XL product for minimally invasive standalone or sole therapy treatment of cardiac arrhythmias. Other than this one-time charge, the acquisition did not have a significant impact on the Company’s operating loss for the quarter due to the timing of closing.

“We are excited about the opportunities and synergies our acquisition of the surgical ablation business brings to our organization,” commented Michael Dale, President and Chief Executive Officer of ATS Medical. “We believe the addition of these products will support accelerated revenue and margin growth. Our sales force and our customers are enthusiastic about the addition of these products to the ATS portfolio and we are very pleased with the traction we’ve gained to date and the opportunities that exist for Cryo as the preferred energy source in this fast emerging market for the surgical treatment of arrhythmias.”

Operating Loss

The operating loss for the second quarter was $8.2 million compared with an operating loss of $2.4 million in the second quarter of 2006. The operating loss for the second quarter of 2007 included non-recurring charges for acquired in-process research and development (IPR&D) of $3.5 million in connection with the acquisition of the surgical cryoablation assets of CryoCath Technologies and an impairment charge related to the Company’s PARSUS development program of $755,000. The Company decided to recognize an impairment charge during the quarter related to its PARSUS blood filtration investment, resulting from plans under consideration by its development partner ErySave AB to file for bankruptcy. Based on the uncertainties surrounding such a decision, the Company felt the asset impairment charge was appropriate. The Company is evaluating the situation and its strategic options as related to this technology asset and will update any changes in plans or assumptions as more information becomes available.

The net loss for the quarter was $8.7 million, or $0.18 per share compared with a $2.8 million or $0.09 per share net loss in the second quarter of 2006. Excluding the non-recurring IPR&D and impairment charges the Company’s adjusted operating loss would have been $3.9 million and its adjusted net loss would have been $4.5 million or $0.09 per share.

Conference Call Today

ATS management will host a conference call today, August 7, 2007 at 5:00 p.m. ET to discuss its second quarter financial results and current corporate developments. The dial-in number for the conference call is 800-257-1836 for domestic participants and 303-262-2190 for international participants. A live webcast of the call can also be accessed at www.atsmedical.com by clicking on the Investors icon.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available for seven days. The replay can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using the passcode 11094026#.

Disclosure of Non-GAAP Financial Measures

ATS reports its financial results in accordance with generally accepted accounting principles (“GAAP”). In addition, from time to time, we include other measures in our releases which are not prepared in accordance with GAAP. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this release we have included adjusted versions of our operating loss, net loss and net loss per share for the second quarter and first six months of 2007. These non-GAAP measures do not reflect the impact of a $3.5 million acquired in-process research and development charge incurred as a result of the acquisition of the surgical cryoablation assets of CryoCath Technologies, and the $754,000 impairment charge recognized on the PARSUS technology investment because we believe that these charges will not be incurred on a regular basis. We use the adjusted operating loss, adjusted net loss and adjusted net loss per share measures in our internal analysis and review of our operational performance. We believe that these non-GAAP measures provide investors with useful information in comparing our performance over different periods, particularly when comparing one of these periods to a period in which we did not incur this kind of charge. By using these non-GAAP measures we believe investors get a better picture of the performance of our underlying business. We have also included as an attachment to this release a schedule which reconciles our operating loss, net loss and net loss per share prepared in accordance with GAAP to our adjusted operating loss, adjusted net loss and adjusted net loss per share presented above.

About ATS Medical

ATS Medical, Inc. provides innovative products and services focused on cardiac surgery. The company, global in scope, is headquartered in Minneapolis, Minnesota. More than 135,000 ATS Open Pivot® Heart Valves, which utilize a unique pivot design resulting in exceptional performance and low risk profile, have been implanted in patients worldwide. The ATS 3f® brand encompasses multiple tissue heart valve product offerings at varying steps from market introductions to clinical trials to development projects that incorporate less invasive valve replacement technology. ATS Medical’s focus on serving the cardiac surgery community is further strengthened by offerings that include ATS Simulus™ annuloplasty products for heart valve repair, SurgiFrost® and FrostByte™ products for surgical cryoablation of cardiac arrhythmias, and RTI-Cardiovascular for allograft tissue services. The ATS Medical web site is http://www.atsmedical.com.

Safe Harbor

This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward looking statements as a result of a number of important factors, including the results of clinical trials, the timing of regulatory approvals, the integration of 3f Therapeutics and the surgical cryoablation business of CryoCath Technologies, Inc., regulatory actions, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect the Company’s activities and results, please refer to the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2006 and its most recent quarterly report on Form 10-Q.

ATS Medical, Inc.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net sales	$12,417	$10,857	$23,213	$20,587
Cost of goods sold	5,545	5,410	10,098	10,408

Gross profit	6,872	5,447	13,115	10,179

Operating expenses:
Sales and marketing	5,992	5,112	11,908	9,946
Research and development	1,901	437	3,558	842
Acquired in-process research and development	3,500	—	3,500	—
General and administrative	2,460	2,279	5,109	4,221
Amortization of intangibles	414	—	829	—
Impairment of intangibles	755	—	755	—

Total operating expenses	15,022	7,828	25,659	15,009

Operating loss	(8,150)	(2,381)	(12,544)	(4,830)

Interest expense, net	(307)	(478)	(752)	(789)

Change in value of warrant and convertible senior notes derivative liabilities	(260)	95	(241)	1,280

Net loss	($8,717)	($2,764)	($13,537)	($4,339)

Net loss per share:
Basic and diluted	($0.18)	($0.09)	($0.30)	($0.14)

Weighted average number of shares outstanding:
Basic and diluted	49,406	31,225	45,749	31,206

ATS Medical, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
	June 30,	December 31,
	2007	2006
Assets
Cash and short-term investments	$19,642	$10,704
Accounts and other receivables	12,019	11,677
Inventories	18,378	18,782
Prepaid expenses	1,124	1,175

Total current assets	51,163	42,338

Property and equipment, net	8,386	8,213
Intangible assets	52,966	33,155
Other assets	1,912	2,134

Total assets	$114,427	$85,840

Liabilities & shareholders’ equity
Accounts payable	$5,388	$3,183
Accrued compensation	2,054	2,589
Other accrued liabilities	2,408	2,457
Current maturities of bank notes payable	1,229	1,133
Warrant liability	3,541	—

Total current liabilities	14,620	9,362

Convertible senior notes payable	17,426	17,394
Bank notes payable	7,371	1,194
Long-term payable to CryoCath Technologies Inc.	1,663	—

Shareholders’ equity	73,347	57,890

Total liabilities & shareholders’ equity	$114,427	$85,840

ATS Medical, Inc.
Consolidated Condensed Statements of Cash Flow
(in thousands)
	Six Months Ended June 30,
	2007	2006
Operating activities
Net loss	($13,537)	($4,339)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	1,813	875
Loss on disposal of equipment	—	5
Stock compensation expense	623	460
Non-cash interest expense	230	234
Acquired in-process research and development	3,500	—
Impairment of intangibles	755	—
Change in value of warrant and convertible senior notes derivative liabilities	241	(1,280)
Changes in operating assets and liabilities	1,947	(3,053)

Net cash used in operating activities	(4,428)	(7,098)

Investing activities
Maturities of short-term investments, net	4,224	415
Acquisition of assets of CryoCath Technologies Inc., including acquisition costs	(23,655)	—
Payments for technology licenses	(23)	(210)
Purchases of furniture, machinery and equipment	(273)	(178)
Other investing activities	(52)	—

Net cash provided by (used in) investing activities	(19,779)	27

Financing activities
Advances on bank notes payable	8,600	1,500
Repayments on bank notes payable	(2,327)	(417)
Net proceeds from sales of common stock	31,071	101
Other financing activities	114	—

Net cash provided by financing activities	37,458	1,184

Other items	(89)	120

Increase (decrease) in cash and cash equivalents	$13,162	($5,767)

ATS Medical, Inc.
Selected Revenue Information
(in thousands)
	Revenue for the three months		Revenue for the six months
	ended June 30,		ended June 30,
	2007	2006	2007	2006

Heart valve therapy	$10,780	$9,632	$19,771	$18,259
Surgical arrhythmia	1,341	1,156	2,819	2,214
Surgical tools & accessories	296	69	623	114

Total revenue	$12,417	$10,857	$23,213	$20,587

ATS Medical, Inc.
Reconciliation of GAAP Financial Measures
to Non-GAAP Financial Measures
(in thousands except per share amounts)
(unaudited)
	Three months	Six months
	ended	ended
	June 30, 2007	June 30, 2007

Operating loss, as reported	$(8,150)	$(12,544)

Adjustments to operating loss:
Acquired in-process research & development	3,500	3,500
Impairment of intangibles	755	755

Operating loss, as adjusted	$(3,895)	$(8,289)

Net loss, as reported	$(8,717)	$(13,537)

Adjustments to net loss:
Acquired in-process research & development	3,500	3,500
Impairment of intangibles	755	755

Net loss, as adjusted	$(4,462)	$(9,282)

Net loss per share, as reported:
Basic and diluted	$(0.18)	$(0.30)
Adjustments to net loss per share:
Acquired in-process research & development	0.07	0.08
Impairment of intangibles	0.02	0.02

Net loss per share, as adjusted:
Basic and diluted	$(0.09)	$(0.20)

Weighted average number of shares outstanding, basic and diluted	49,406	45,749

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